Exhibit 99.6

Contact: Kenneth P. Cherven

Chief Executive Officer

(727) 520-0987

FOR IMMEDIATE RELEASE

NEWS

RELEASE

FIRST COMMUNITY OPENS EIGHTH OFFICE AND PLANS NINTH OFFICE

Pinellas Park, Florida (September 20, 2007) - Kenneth P. Cherven, Chief Executive Officer of First Community Bank of America, announced the opening of the Bank’s eighth office located in Port Charlotte, Florida, and plans for a ninth office in Zephyrhills, Florida.

Michael Bullerdick, Charlotte Regional President, reported that Katherine Robinson, Vice President, is the Manager of the new Veterans Boulevard office which opened August 30. The two-story, 7,400 square foot building is located in the JC Center at 24100 Veterans Boulevard near Kings Highway and Interstate 75 in Port Charlotte.

Ralph W. Cumbee, Pasco Regional President, reported that the Zephyrhills office will be a 3,200 square foot building located on an out parcel of the Merchants Square Plaza on U.S. 301. The office will be full service with drive-up facilities, traditional banking services, and a lending staff. Construction is scheduled to begin in early 2008 with an anticipated opening in the fourth quarter of 2008.

First Community currently operates 8 offices along the west coast of Florida, serving Pasco, Pinellas, Hillsborough and Charlotte Counties, and a loan production office in Bradenton.

First Community Bank Corporation of America, with assets of approximately $416 million, is the holding company for First Community Bank of America, and trades on the NASDAQ Capital Market under the symbol “FCFL.”

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.